Exhibit 99.2
News Release
Nextel Partners, Inc.
4500 Carillon Point
Kirkland, WA 98033
(425) 576-3600
Contacts:
Investors: Alice Kang Ryder (425) 576-3696
Media: Susan Johnston (425) 576-3617
NEXTEL PARTNERS SHAREHOLDERS
VOTE “YES” TO EXERCISE PUT RIGHT, REQUIRE PURCHASE BY
SPRINT NEXTEL
Price to be Determined by Appraisal Process
Established by Company Charter
KIRKLAND, Wash., October 24, 2005 — At a special meeting held today, shareholders of Nextel Partners, Inc. (NASDAQ: NXTP) Class A common stock voted overwhelmingly in support of exercising the put right provided in the company’s certificate of incorporation. The vote now requires Nextel WIP Corp., a wholly owned subsidiary of Nextel Communications, which in turn is a wholly owned subsidiary of Sprint Nextel, to purchase all outstanding shares of Nextel Partners’ Class A common stock at a Fair Market Value to be determined under an appraisal process. More than 85% of the company’s Class A shares voted at the meeting, and of the voted shares, nearly 99.9% voted in favor of the put right.
“We are pleased with the unprecedented backing of our shareholders who have voted virtually unanimously to exercise the put right, in agreement with the recommendation of the special committee,” said John Chapple, Chairman, CEO and President of Nextel Partners. “As we proceed with completing the put process, our number one priority remains squarely on striving for 100 percent customer satisfaction and continuing to deliver industry leading financial metrics.”
The company’s charter requires that each company select an appraiser within the next 20 days to determine the fair market value for Nextel Partners’ Class A shares as defined in Section 5.7 of the Company Restated Certificate of Incorporation. Nextel Partners has designated Morgan Stanley as its appraiser. If the two appraisals differ by more than 10 percent, a third appraiser will also deliver a valuation. The put process outlined in the charter provides for that valuation to be determined within 110 days from the shareholder vote.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, including without limitation, matters related to Nextel Partners’ growth strategies and future financial and operating results. The words “believe,” “expect,” “intend,” “estimate,” “assume” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel Partners’ actual future experience involving any one or more of such matters and subject areas. Nextel Partners has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from Nextel Partners’ current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, competitive conditions, customer
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Nextel Partners Shareholders Vote “Yes” to Exercise Put Right — Page Two
acceptance of our services, access to sufficient capital to meet operating and financing needs and those additional factors that are described from time to time in Nextel Partners’ reports filed with the SEC, including Nextel Partners’ annual report on Form 10-K for the year ended December 31, 2004, its quarterly filings on Form 10-Q, and its recently filed proxy statement. Such risks and uncertainties include risks relating to the Nextel Communications—Sprint merger. With the closing of that merger, Nextel Communications may alter its business focus and may have conflicts of interest with Nextel Partners that would not exist in the absence of the merger. Nextel Partners cannot predict the effect on the company of changes resulting from the merger or the timing of any potential impact, which may be materially adverse. Because of the substantial uncertainty around these developments and the fact that they are outside the control of Nextel Partners, none of the forward-looking statements herein gives effect to any potential impact of these events. Sprint Nextel and Nextel Communications have already disclosed plans that Nextel Partners believes are in violation of the joint venture agreements between Nextel Partners and Nextel Communications. Nextel Partners has commenced legal proceedings against Nextel Communications in connection with these plans. While an arbitration panel in these proceedings denied Nextel Partners’ request for a preliminary injunction to prevent Nextel Communications’ use of the new Sprint-Nextel brand, the panel found that Nextel Partners was likely to prevail on the claim that the use of the new Sprint-Nextel brand by Nextel Communications’ operating subsidiaries, without making the new brand available to Nextel Partners, violates the non-discrimination provisions of the joint venture agreement. We cannot predict the timing or the outcome of any future proceedings. Forward-looking statements contained herein assume that Nextel Communications, and the combined Sprint-Nextel Communications, fully comply with their obligations to Nextel Partners under these agreements in the future. This press release speaks only as of its date, and Nextel Partners disclaims any duty to update the information herein.
About Nextel Partners
Nextel Partners, Inc., (Nasdaq: NXTP), a FORTUNE 1000 company based in Kirkland, Wash., has exclusive rights to offer the same fully integrated, digital wireless communications services offered by Nextel Communications (Nextel) in mid-sized and rural markets in 31 states where approximately 54 million people reside. Nextel Partners and Nextel together offer the largest guaranteed all-digital wireless network in the country serving 297 of the top 300 U.S. markets. To learn more about Nextel Partners, visit www.nextelpartners.com.
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